Exhibit 10.4

FIRST AMENDMENT TO

AGREEMENT OF SALE AND PURCHASE

[KEMBLE PLAZA II- 412 MT. KEMBLE AVENUE, MORRIS TOWNSHIP, NJ]

THIS FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this “First Amendment”) made and entered into this 1st day of June, 2004, by and between KEMBLE PLAZA II REALTY L.L.C., a limited liability company organized under the laws of the State of New Jersey, having an address at 11 Commerce Drive, Cranford, New Jersey 07016 (“Purchaser”) and AT&T CORP., a corporation organized under the laws of the State of New York, having an address at 55 Corporate Drive, Bridgewater, New Jersey 08807 (“Seller”). (Purchaser and Seller are hereinafter referred to collectively as the “Parties”.)

RECITALS:

A.            Mack-Cali Realty Corporation, a Maryland corporation (“MC”)and Seller entered into that certain Agreement of Sale and Purchase Real Estate dated April 2, 2004 (hereinafter referred to as the “Contract”), wherein Seller agreed to sell and MC agreed to purchase that certain parcel or parcels of real property located at Kemble Plaza II, 412 Mt. Kemble Avenue, Morris Township, New Jersey and that certain parcel containing approximately 25 acres commonly known as Lot 15, Block 23.02, as more particularly described in Exhibit A to the Contract (“Property”).

B.            MC assigned its interest in the Contract to Purchaser by Assignment and Assumption of Contract of Sale dated May 28, 2004.

C.            Purchaser and Seller are desirous of modifying and amending the terms and conditions of the Contract only as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties, each intending to be legally bound hereby, agree as follows:

1.             Previously Defined Terms; Conflict.

(a)           All of the capitalized terms not expressly defined in this First Amendment shall have the meanings ascribed to such terms in the Contract.

(b)           All references to “This Agreement” in the Contract shall be deemed to mean the Contract as supplemented and amended by this First Amendment.  The Contract and this First Amendment shall be collectively referred to as the “Agreement”.  In the event of any conflict or inconsistency between the Contract and this First Amendment, this First Amendment shall control.

2.             Section 2.1 Agreement.  Section 2.1(a)(vi) of the Contract is amended by adding the words, “(including, but not limited to cafeteria furniture, fixtures and equipment)” immediately after the word “furniture” in the third line of the subsection.  Section 2.1 (a)(vi) is further amended by adding the following: “Seller represents and warrants that it has sole title to the Furniture free of security interests, liens and encumbrances.  Seller agrees to indemnify and hold Purchaser harmless against any claims of title to or liens or security interests against the Furniture.  The foregoing representation and indemnity shall be reaffirmed in the bill of sale and shall survive Closing of title.

3.             Section 2.4 Licenses. Section 2.4 of the Contract is amended by adding a new subsection (d) as follows:

(d)  Seller agrees to deliver at Closing to the Purchaser’s title company an affidavit and indemnification agreement, which agreement shall, among other things provide that (i) the Skyline Credit Union License will continue after closing solely as obligations of Seller and affecting only premises leased by Seller; (ii) the Seller will cause the Skyline Credit Union License to terminate at or before the expiration of the Seller’s lease; and (iv) the Seller will indemnify and hold the title company harmless from and against any loss, damage, claim, liability, loss, cost or expense (including, but not limited to, reasonable attorneys’ fees) resulting from the Skyline Credit Union License.

4.             Section 3.1. Purchase Price.- Section 3.1 of the Contract is hereby amended and restated as follows: “The purchase price for the Property (the “Purchase Price”) shall be Six Million Four Hundred Thirty Two Thousand Five Hundred Dollars ($6,432,500.00) in lawful currency of the United States of America, payable as provided in Section 3.2.”

5.             Section 5.5. Environmental Indemnification.  Section 5.5 of the Agreement is amended to include the following additional subsection:

(c)  The provisions of this Section 5.5 shall survive Closing of Title.

6.             Section 7.2 Violations.  Section 7.2 of the Contract is amended by adding the following to the end of the Section:  “Nothing in this Agreement is intended to in any way relieve Seller from or otherwise affect Seller’s obligation to cure existing and future Violations as provided in the Lease.”

7.             No Other Revisions to Agreement.   Except as specifically modified and amended by this First Amendment, all other provisions of the Contract shall remain the same and in full force and effect.

8.             Counterparts.  This First Amendment may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this First Amendment, will constitute a complete and fully executed original.  All such fully executed original counterparts will collectively constitute a single agreement.

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IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement on the date specified below.

Date Executed:	SELLER:

June 1, 2004	AT&T CORP., a New York corporation

	By:	/s/ Jack Colasurdo
	Name:	Jack Colasurdo
	Title:	Global Real Estate Director

PURCHASER:

June 1, 2004	KEMBLE PLAZA II REALTY L.L.C.,
a New Jersey limited liability company

	By:	CDECRE, Inc., an Illinois corporation,
its sole member

	By:	/s/ Mitchell E. Hersh
	Name:	Mitchell E. Hersh
	Title:	Authorized Signatory